UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-A

___________________

for registration of certain classes of securities
pursuant to section 12(b) or (g) of the
securities exchange act of 1934

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ARABIAN AMERICAN DEVELOPMENT COMPANY
 (Exact name of registrant as specified in its charter)

Delaware	75-1256622
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10830 North Central Expressway, Suite 175, Dallas, Texas 75231
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, ten cent ($.10) par value	The Nasdaq Stock Market LLC
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If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: _______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:_______________.

Item 1.  Description of Registrant’s Securities to be Registered
Common Shares of Arabian American Development Company (“Registrant”)

The authorized capital stock of Registrant consists of 40,000,000 shares of common stock, ten cent ($.10) par value (the “Common Stock”). See, Certificate of Amendment to Certificate of Incorporation of Registrant, dated January 15, 1993, and attached hereto as Exhibit 1. This Form 8-A is being filed in connection with listing of the Common Stock on The Nasdaq Stock Market LLC and Registrant’s voluntary withdrawal of its listing of the Common Stock on the Over-the-Counter Bulletin Board.

Description of Common Stock

Dividends.  The holders of Common Stock will be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors of Registrant (the “Board”).

Liquidation.  Upon any liquidation, dissolution and/or winding up of Registrant, the holders will share ratably in assets remaining after payment of liabilities.

Voting Rights.  Each outstanding share of Common Stock of Registrant will entitle the holder thereof to one vote on each matter on which stockholders generally are entitled to vote. When a quorum is present at any meeting, the vote of the holders of a majority of the Common Stock, having voting power present in person or represented by proxy, shall decide any question brought before such meeting, unless an express provision of the Certificate of Incorporation of Registrant (“Certificate”), dated May 4, 1967, and attached hereto as Exhibit 2, and/or the Amended and Restated By-Laws of Registrant (“By-Laws”), dated April 26, 2007, and attached hereto as Exhibit 3, provide otherwise.

Classification of the Board of Directors.

The By-Laws mandate that Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors, one class to be elected for a term expiring at the annual meeting of stockholders to be held in 2008, another class to be elected for a term expiring at the annual meeting of stockholders to be held in 2009, and another class to be elected for a term expiring at the annual meeting of stockholders to be held in 2010, with each class to hold office until its successor is elected and qualified, except as provided in Section 2 of the By-Laws. Section 2 of the By-Laws states that if any vacancies occur in the Board of Directors caused by death, resignation, retirement, disqualification or removal from office of any Directors or otherwise, or any new directorship is created by any increase in the authorized number of Directors, a majority of the Directors then in office, though less than a quorum, may choose a successor or successors to fill the newly created directorship and the Directors so chosen shall hold office until the next annual meeting of the stockholders and shall stand for election for the balance of his term at that meeting, unless his term expires at such annual meeting. Cumulative voting is not permitted or required.

Other.

The Common Stock is not convertible into, or exchangeable for, any other class or series of Registrant’s capital stock. No restrictions exist on the alienability of the Common Stock. The rights of holders of the Common Stock may not be modified otherwise than by a vote of a majority or more of the outstanding shares. Holders of Common Stock have no preemptive or other rights to subscribe for or purchase additional securities of Registrant. The Certificate of Registrant contains no sinking fund provisions or redemption provisions with respect to the Common Stock. The outstanding shares of Common Stock are not liable to further call or to assessment by Registrant. No personal liability will attach to holders under the laws of the State of Delaware (Registrant’s state of incorporation) or of the State of Texas (the state in which Registrant’s principal place of business is located). There are no anti-takeover provisions in Registrant’s Certificate or By-Laws.

The foregoing description of the Common Stock is qualified in its entirety by the full terms of the Common Stock, as set forth in Exhibits 1 through 3 to this registration statement which are incorporated by reference in this Item 1.

Item 2.   Exhibits.

1. Certificate of Amendment to Certificate of Incorporation.

2. Certificate of Incorporation.

3. Amended and Restated Bylaws.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ARABIAN AMERICAN DEVELOPMENT COMPANY

Date: January 21, 2008	By:	/s/ Connie Cook
Connie Cook, Secretary